Exhibit 99.2

ARES MANAGEMENT CORPORATION ANNOUNCES

PRICING OF SENIOR NOTES OFFERING

NEW YORK — January 13, 2022 — Ares Management Corporation (the “Company”) (NYSE: ARES) today announced the pricing of the previously announced offering of $500,000,000 of 3.650% Senior Notes due 2052 (the “notes”) by Ares Finance Co. IV LLC, its indirect subsidiary. The notes will be fully and unconditionally guaranteed by Ares Holdings L.P., Ares Management LLC, Ares Investments Holdings LLC, Ares Finance Co. LLC, Ares Finance Co. II LLC and Ares Finance Co. III LLC. The offering is subject to customary closing conditions. The Company intends to use the net proceeds from this offering for general corporate purposes, including debt repayment and to fund growth initiatives.

The notes will be offered and sold to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Ares Management Corporation undertakes no duty to update any forward-looking statements made herein.

Contact

Ares Management Corporation

Carl Drake

888-818-5298

cdrake@aresmgmt.com